UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2008

American Achievement Group Holding Corp.
AAC Group Holding Corp.
American Achievement Corporation
(Exact name of registrants as specified in their charters)

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
Delaware	333-137067	20-4833998
Delaware	333-121479	20-1854833
Delaware	333-84294	13-4126506

____________________________________
7211 Circle S Road
Austin, Texas 78745
(Address of Principal Executive Offices, Zip Code)

Registrants’ telephone number, including area code (512) 444-0571
____________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01.  Entry into a Material Definitive Agreement

Item 8.01.  Other Events

Item 9.01.  Financial Statements and Exhibits

SIGNATURES

Item 1.01.  Entry into a Material Definitive Agreement

Stock Purchase Agreement - Pursuant to a Stock Purchase Agreement dated May 15, 2008 among Herff Jones Inc. (the “Buyer), American Achievement Group Holding Corp. (the “Company”) and the holders of all of the Company’s equity securities (the “Equity Holders”), the Equity Holders have agreed to sell all of the equity in the Company, the parent company of American Achievement Corporation, to the Buyer (the “Transaction”).  The Transaction is subject to regulatory approvals and customary closing conditions.  Among other provisions, the Stock Purchase Agreement includes representations and warranties of the parties and restrictions on actions by the Company.  The press release announcing the Transaction is attached as an exhibit to this report.

Item 8.01.  Other Events

In connection with the Transaction, the Company has entered into arrangements with holders of a majority (the “Majority Holders”) in principal amount of the Company’s 12.75% Senior PIK Notes due 2012 (the “Notes”) to launch a consent solicitation to provide all holders of the Notes with the opportunity to consent to the following amendments to the indenture governing the Notes: (i) an amendment requiring the Company, upon consummation of the Transaction, to redeem at a price of 101% the Notes held by any holder that timely consents to the proposed amendments and (ii) an amendment, effective promptly following the completion of the consent solicitation, to remove substantially all of the restrictive and reporting covenants under the indenture for the Notes.  The covenant removal would remain effective for non-consenting Notes even if the Transaction has not closed.  The Majority Holders have already consented to these proposed amendments, providing sufficient consents to approve such amendments.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

99.1                      Press release dated as of May 16, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2008	By:	/s/ DONALD PERCENTI
Donald Percenti Chief Executive Officer